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AmerUs Group Co.
Exhibit 11 - Statement Re:  Computation of Earnings Per Share


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
                                                                            Three Months Ended March 31,
                                                    -----------------------------------------------------------------------------
                                                                      2001                                  2000
                                                    -------------------------------------   -------------------------------------
                                                                   Number of   Per Share                     Number of  Per Share
                                                     Net Income     Shares      Amount          Net Income     Shares     Amount
                                                    -------------------------------------   -------------------------------------
 ($ in thousands, except per share data)
 Basic EPS
     Net income from continuing operations               $19,458      29,973      $ 0.65        $14,985       17,390      $ 0.86

 Effect of dilutive securities
     Options                                                --           309         --            --             63         --
     Warrants                                               --          --           --            --           --           --
     Stock appreciation rights                              --            83         --            --           --           --
                                                    -------------------------------------   -------------------------------------
 Diluted EPS                                             $19,458      30,365      $ 0.64        $14,985       17,453      $ 0.86
                                                    =====================================   =====================================
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